Exhibit 99.2
ALPHA NATURAL RESOURCES, INC.

1999 EXECUTIVE PERFORMANCE INCENTIVE PLAN

As Amended and Restated Effective June 1, 2011

SECTION 1

PURPOSE OF PLAN

The purpose of this "Alpha Natural Resources, Inc. 1999 Executive Performance Incentive Plan" as amended and restated effective June 1, 2011 ("Plan") of Alpha Natural Resources, Inc., a Delaware corporation (the "Company"), is to enable the Company, as defined in Section 2.2(a)(ii) hereof, to attract, retain and motivate its officers, management and other key personnel, and to further align the interests of such persons with those of the shareholders of the Company, by providing for or increasing their proprietary interest in the Company.

In connection with the Agreement and Plan of Merger, dated as of January 28, 2011 (the "Merger Agreement"), by and among the Company, its subsidiary and Massey Energy Company ("Massey"), Massey merged with the Company's subsidiary and the Company assumed Massey's obligations hereunder, effective on June 1, 2011.

SECTION 2

ADMINISTRATION OF THE PLAN

1.1           Composition of Committee.  The Plan shall be administered by the Compensation Committee of the Board of Directors, and/or by the Board of Directors or another committee of the Board of Directors of the Company, as appointed from time to time by the Board of Directors (any such administrative body, the "Committee").  The Board of Directors shall fill vacancies on, and from time to time may remove or add members to, the Committee.  The Committee shall act pursuant to a majority vote or unanimous written consent.  Notwithstanding the foregoing, with respect to any Award that is not intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), the Committee may appoint one or more separate committees (any such committee, a "Subcommittee") composed of one or more directors of the Company (who may but need not be members of the Committee) and may delegate to any such Subcommittee(s) the authority to grant Awards, as defined in Section 5.1 hereof, under the Plan to Employees, to determine all terms of such Awards, and/or to administer the Plan or any aspect of it.  Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.  The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

1.2           Powers of the Committee.  Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan with respect to the Awards over which such Committee has authority, including, without limitation, the following:

(a)           to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; provided that, unless the Committee shall specify otherwise, for purposes of this Plan (i) the term "fair market value" shall mean, as of any date, the average of the highest price and the lowest price per share at which the Shares (as defined in Section 3.1 hereof) are sold in the regular way on the New York Stock Exchange or, if no Shares traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares traded on the New York Stock Exchange; and (ii) the term "Company" shall mean Alpha Natural Resources, Inc. and its subsidiaries and affiliates, unless the context otherwise requires.

(b)           to determine which persons are Eligible Employees (as defined in Section 4 hereof), to which of such Eligible Employees, if any, Awards shall be granted hereunder, to make Awards under the Plan and to determine the terms of such Awards and the timing of any such Awards;

(c)           to determine the number of Shares subject to Awards and the exercise or purchase price of such Shares;

(d)           to establish and verify the extent of satisfaction of any performance goals applicable to Awards;

(e)           to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

(f)           to determine whether, and the extent to which, adjustments are required pursuant to Section 11 hereof;

(g)           to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(h)           to make all other determinations deemed necessary or advisable for the administration of the Plan.

1.3           Determinations of the Committee.  All decisions, determinations and interpretations by the Committee or the Board regarding the Plan shall be final and binding on all Eligible Employees and Participants, as defined in Section 4 hereof.  The Committee or the Board, as applicable, shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer of the Company or Eligible Employee and such attorneys, consultants and accountants as it may select.

SECTION 2

STOCK SUBJECT TO PLAN

2.1           Aggregate Limits.  Subject to adjustment as provided in Section 11, at any time, the aggregate number of shares of the Company's common stock, $0.625 par value ("Shares"), issued pursuant to all Awards (including all ISOs (as defined in Section 5.1 hereof)) granted under this Plan shall not exceed 4,477,000; provided that no more than 1,210,000 of such Shares may be issued pursuant to all Restricted Stock Awards, Incentive Awards, and Stock Units (other than Stock Units issued upon exercise of Options) granted under the Plan.  The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

2.2           Code Section 162(m) Limits.  The aggregate number of Shares subject to Options granted under this Plan during any calendar year to any one Eligible Employee shall not exceed 605,000.  The aggregate number of Shares issued or issuable under any Restricted Stock Awards, Incentive Awards or Stock Unit Awards (other than Stock Units issued or issuable upon exercise of Options) granted under this Plan during any calendar year to any one Eligible Employee shall not exceed 90,750.  Notwithstanding anything to the contrary in the Plan, the foregoing limitations shall be subject to adjustment under Section 11 only to the extent that such adjustment will not affect the status of any Award intended to qualify as "performance based compensation" under Code Section 162(m).

2.3           Issuance of Shares.  For purposes of Section 3.1, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award and not returned to the Company upon cancellation, expiration or forfeiture of an Award or delivered (either actually or by attestation) in payment or satisfaction of the purchase price, exercise price or tax obligation of an Award.

SECTION 3

PERSONS ELIGIBLE UNDER PLAN

Any person who is an (i) employee and who also is an officer, key employee or Lead Member, (ii) prospective employee who is to be an officer, key employee or Lead Member, (iii) consultant, or (iv) advisor of the Company (an "Eligible Employee") shall be eligible to be considered for the grant of Awards hereunder.  For purposes of this Plan, the Chairman of the Board's status as an Employee shall be determined by the Board.  For purposes of the administration of Awards, the term "Eligible Employee" shall also include a former Eligible Employee or any person (including any estate) who is a beneficiary of a former Eligible Employee.  A "Participant" is any Eligible Employee to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 10.1.

SECTION 4

PLAN AWARDS

4.1           Award Types.  The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of arrangements with Eligible Employees and to confer certain benefits on them.  The following such arrangements or benefits are authorized under the Plan if their terms and conditions are not inconsistent with the provisions of the Plan:  Stock Options, Restricted Stock, Incentive Awards and Stock Units.  Such arrangements and benefits are sometimes referred to herein as "Awards." The authorized types of arrangements and benefits for which Awards may be granted are defined as follows:

Stock Option Awards:  A Stock Option is a right granted under Section 6 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the "Option Agreement").  Options intended to qualify as Incentive Stock Options ("ISOs") pursuant to Code Section 422 and Options which are not intended to qualify as ISOs ("Non-qualified Options") may be granted under Section 6 as the Committee in its sole discretion shall determine.

Restricted Stock Awards:  A Restricted Stock is an award of Shares made under Section 7, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as are expressed in the document(s) evidencing the Award (the "Restricted Stock Agreement").

Incentive Awards:  An Incentive Award is a bonus opportunity awarded under Section 8 pursuant to which a Participant may become entitled to receive an amount (which may be payable in cash, Shares or other property) based on satisfaction of such performance criteria as are specified in the document(s) evidencing the Award (the "Incentive Bonus Agreement").

Stock Unit Awards:  A Stock Unit Award is an award of a right to receive the fair market value of one share of Common Stock made under Section 9, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as are expressed in the document(s) evidencing the Award (the "Stock Unit Agreement").

4.2           Grants of Awards.  An Award may consist of one such arrangement or benefit or two or more of them in tandem or in the alternative.

SECTION 5

STOCK OPTION AWARDS

The Committee may grant an Option or provide for the grant of an Option, either from time-to-time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award, within the control of others or not within any person's control.

5.1           Option Agreement.  Each Option Agreement shall contain provisions regarding (a) the number of Shares which may be issued upon exercise of the Option, (b) the purchase price of the Shares and the means of payment for the Shares, (c) the term of the Option, (d) such terms and conditions of exercisability as may be determined from time to time by the Committee, (e) restrictions on the transfer of the Option and forfeiture provisions, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee.  Option Agreements evidencing ISOs shall contain such terms and conditions as may be necessary to comply with the applicable provisions of Section 422 of the Code.

5.2           Option Price.  The purchase price per Share of the Shares subject to each Option granted under the Plan shall equal or exceed 100% of the fair market value of such Stock on the date the Option is granted, except that (i) the Committee may specifically provide that the exercise price of an Option may be higher or lower in the case of an Option granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired, and (ii) in the event an Eligible Employee is required to pay or forego the receipt of any cash amount in consideration of receipt of an Option, the exercise price plus such cash amount shall equal or exceed 100% of the fair market value of such Stock on the date the Option is granted.

5.3           Option Term.  The "Term" of each Option granted under the Plan, including any ISOs, shall not exceed ten (10) years from the date of its grant.

5.4           Option Vesting.  Options granted under the Plan shall be exercisable at such time and in such installments during the period prior to the expiration of the Option's Term as determined by the Committee in its sole discretion.  The Committee shall have the right to make the timing of the ability to exercise any Option granted under the Plan subject to such performance requirements as deemed appropriate by the Committee.  At any time after the grant of an Option the Committee may, in its sole discretion, reduce or eliminate any restrictions surrounding any Participant's right to exercise all or part of the Option, except that no Option shall first become exercisable within one (1) year from its date of grant, other than upon death, disability, a Change of Control (as defined in Section 12.2 hereof) or upon satisfaction of such performance requirements as deemed appropriate by the Committee.

5.5           Option Exercise.

(a)           Partial Exercise.  An exercisable Option may be exercised in whole or in part.  However, an Option shall not be exercisable with respect to fractional Shares and the Committee may require, by the terms of the Option Agreement, a partial exercise to include a minimum number of Shares.

(b)           Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery to the representative of the Company designated for such purpose by the Committee all of the following:  (i) notice of exercise in such form as the Committee authorizes specifying the number of Shares to be purchased by the Participant, (ii) payment or provision for payment of the exercise price for such number of Shares, (iii) such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state or foreign securities laws or regulations, (iv) in the event that the Option shall be exercised pursuant to Section 10.1 by any person or persons other than the Eligible Employee, appropriate proof of the right of such person or persons to exercise the Option, and (v) such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to provide for the tax withholding pursuant to Section 13.  Unless provided otherwise by the Committee, no Participant shall have any right as a shareholder with respect to any Shares purchased pursuant to any Option until the registration of Shares in the name of such person, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Shares are so registered.

(c)           Payment of Exercise Price.  To the extent authorized by the Committee, the exercise price of an Option may be paid in the form of one of more of the following, either through the terms of the Option Agreement or at the time of exercise of an Option:  (i) cash or certified or cashiers' check, (ii) shares of capital stock of the Company that have been held by the Participant for such period of time as the Committee may specify, (iii) other property deemed acceptable by the Committee, (iv) a reduction in the number of Shares or other property otherwise issuable pursuant to such Option, (v) a promissory note of or other commitment to pay by the Participant or of a third party, the terms and conditions of which shall be determined by the Committee, or (vi) any combination of (i) through (v).

SECTION 6

RESTRICTED STOCK AWARDS

Restricted Stock consists of an award of Shares, the grant, issuance, retention and/or vesting of which shall be subject to such performance conditions and to such further terms and conditions as the Committee deems appropriate.

6.1           Restricted Stock Award.  Each Restricted Stock Award shall reflect, to the extent applicable (a) the number of Shares subject to such Award or a formula for determining such, (b) the time or times at which Shares shall be granted or issued and/or become retainable or vested, and the conditions or restrictions on such Shares, (c) the performance criteria and level of achievement versus these criteria which shall determine the number of Shares granted, issued, retainable and/or vested, (d) the period as to which performance shall be measured for determining achievement of performance, (e) forfeiture provisions, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee.

6.2           Restrictions and Performance Criteria.  The grant, issuance, retention and/or vesting of each Restricted Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Participant; provided, however, that no Restricted Stock Award shall first vest within one year from its date of grant, other than upon death, disability, a Change of Control (as defined in Section 12.2 hereof) or upon satisfaction of such performance requirements as deemed appropriate by the Committee.  Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock Award that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 10.2 hereof) selected by the Committee.

6.3           Timing and Form of Award.  The Committee shall determine the timing of award of any Restricted Stock Award.  The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the award or vesting of any Restricted Stock to be deferred to a specified date or event.  The Committee may provide for a Participant to have the option for his or her Restricted Stock, or such portion thereof as the Committee may specify, to be granted in whole or in part in Stock Units.

6.4           Discretionary Adjustments.  Notwithstanding satisfaction of any completion of service or performance goals, the number of Shares granted, issued, retainable and/or vested under a Restricted Stock Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

6.5           Rights as Stockholder.  Upon the issuance of a Restricted Stock Award, the Participant shall have the right of a stockholder with respect to such Restricted Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

SECTION 7

INCENTIVE AWARDS

Each Incentive Award will confer upon the Eligible Employee the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

7.1           Incentive Award.  Each Incentive Award shall contain provisions regarding (a) the target and maximum amount payable to the Participant as an Incentive Award, (b) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (c) the period as to which performance shall be measured for establishing the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Award prior to actual payment, (f) forfeiture provisions, and (g) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee.  In establishing the provisions of Incentive Awards, the Committee may refer to categories of such Awards as parts of "Programs" or "Plans", which names will not affect the applicability of this Plan.  The maximum amount payable as an Incentive Award may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Incentive Award granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for "performance based compensation" under Code Section 162(m) shall not exceed three million dollars ($3,000,000).

7.2           Performance Criteria.  The Committee shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under an Incentive Award, which criteria may be based on financial performance and/or personal performance evaluations.  The Committee may specify the percentage of the target Incentive Award that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m).  Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Award that is intended by the Committee to satisfy the requirements for "performance-based compensation,' under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 10.2 hereof) selected by the Committee and specified at the time required under Code Section 162(m).

7.3           Timing and Form of Payment.  The Committee shall determine the timing of payment of any Incentive Award.  The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Award to be deferred to a specified date or event.  The Committee may specify the form of payment of Incentive Awards, which may be cash, shares or other property, or may provide for a Participant to have the option for his or her Incentive Award, or such portion thereof as the Committee may specify, to be paid in whole or in part in Shares or Stock Units.

7.4           Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 8

STOCK UNITS

8.1           Stock Units.  A "Stock Unit" is a bookkeeping entry representing an amount equivalent to the fair market value of one share of Common Stock, also sometimes referred to as a "restricted unit" or "shadow stock".  Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Committee.

8.2           Stock Unit Awards.  Each Stock Unit Award shall reflect, to the extent applicable (a) the number of Stock Units subject to such Award or a formula for determining such, (b) the time or times at which Stock Units shall be granted or issued and/or become retainable or vested, and the conditions or restrictions on such Stock Units, (c) the performance criteria and level of achievement versus these criteria which shall determine the number of Stock Units granted, issued, retainable and/or vested, (d) the period as to which performance shall be measured for determining achievement of performance, (e) forfeiture provisions, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined from time to time by the Committee.  Stock Units may also be issued upon exercise of Options, may be granted in payment and satisfaction of Incentive Awards and may be issued in lieu of Restricted Stock or any other Award that the Committee elects to be paid in the form of Stock Units.

8.3           Performance Criteria.  The grant, issuance, retention and or vesting of each Stock Unit may be subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Participant; provided, however, that no Stock Unit shall first vest within one (1) year from its date of grant, other than upon death, disability, a Change of Control (as defined in Section 12.2 hereof) or upon satisfaction of such performance requirements as deemed appropriate by the Committee.  Notwithstanding anything to the contrary herein, the performance criteria for any Stock Unit that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 10.2 hereof) selected by the Committee and specified at the time the Stock Unit is granted.

8.4           Timing and Form of Award.  The Committee shall determine the timing of award of any Stock Unit.  The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the award or vesting of any Stock Unit to be deferred to a specified date or event.  The Committee may provide for a Participant to have the option for his or her Stock Unit, or such portion thereof as the Committee may specify, to be granted in whole or in part in Shares.

8.5           Settlement of Stock Units.  The Committee may provide for Stock Units to be settled in cash or Shares (at the election of the Company or the Participant, as specified by the Committee) and to be made at such other times as it determines appropriate or as it permits a Participant to choose.  The amount of cash or Shares, or other settlement medium, to be so distributed may be increased by an interest factor or by dividend equivalents, as the case may be.  which may be valued as if reinvested in Shares.  Until a Stock Unit is settled, the number of Shares represented by a Stock Unit shall be subject to adjustment pursuant to Section 11.

8.6           Discretionary Adjustments.  Notwithstanding satisfaction of any completion of service or performance goals, the number of Stock Units granted, issued, retainable and/or vested under a Stock Unit Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 9

OTHER PROVISIONS APPLICABLE TO AWARDS

9.1           Transferability.  Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that it is transferable as provided hereunder, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution, prior to the vesting or lapse of any and all restrictions applicable to any Shares issued under an Award.  The Committee may in its sole discretion grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Eligible Employee's "immediate family," as such term is defined under Exchange Act Rule 16a-l(e), or to a trust for the benefit solely of a member or members of the Eligible Employee's immediate family, or to a partnership or other entity whose only owners are members of the Eligible Employee's family, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Eligible Employee, as modified as the Committee in its sole discretion shall determine appropriate, and the Participant shall execute an agreement agreeing to be bound by such terms.

9.2           Qualifying Performance Criteria.  For purposes of this Plan, the term "Qualifying Performance Criteria" shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the Award:  (a) cash flow, (b) earnings (including gross margin, earnings before interest and taxes ("EBIT"), earnings before taxes ("EBT"), and net earnings), (c) earnings per share, (d) growth in earnings or earnings per share, (e) stock price, (f) return on equity or average stockholders' equity, (g) total stockholder return, (h) return on capital, (i) return on assets or net assets, (j) return on investment, (k) revenue, (1) income or net income, (m) operating income or net operating income, (n) operating profit or net operating profit, (o) operating margin, (p) return on operating revenue, (q) market share, (r) contract awards or backlog, (s) overhead or other expense reduction, (t) growth in stockholder value relative to the two-year moving average of the S&P 500 Index, (u) growth in stockholder value relative to the two-year moving average of the Dow Jones Heavy Construction Index, (v) credit rating, (w) strategic plan development and implementation, (x) succession plan development and implementation, (y) retention of executive talent, (z) improvement in workforce diversity, (aa) return on average stockholders' equity relative to the Ten Year Treasury Yield (as hereinafter defined), (bb) improvement in safety records, (cc) capital resource management plan development and implementation, (dd) improved internal financial controls plan development and implementation, (ee) corporate tax savings, (ff) corporate cost of capital reduction, (gg) investor relations program development and implementation, (hh) corporate relations program development and implementation, (ii) executive performance plan development and implementation, and (jj) tax provision rate for financial statement purposes.  The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period:  (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year.  The term "Ten Year Treasury Yield" shall mean, for any fiscal period, the daily average percent per annum yield for U.S. Government Securities—10 year Treasury constant maturities, as published in the Federal Reserve statistical release or any successor publication.  Prior to the payment of any compensation under an Award intended to qualify as "performance-based compensation" under Code Section 162(m) the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Company's Common Stock).

9.3           Dividends.  Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends which may be paid or other rights which may be issued to the holders of Shares prior to their issuance under any Award.  The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

9.4           Agreements Evidencing Awards.  The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent stockholder approval of the Plan.  The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement's effectiveness that such agreement be executed by the Participant and that such Participant agree to such further terms and conditions as specified in such agreement.  The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Agreement evidencing such Award.

9.5           Tandem Stock or Cash Rights.  Either at the time an Award is granted or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; provided, however, that the number of such rights granted under any Award shall not exceed the per Eligible Employee share limitation for such Award as set forth in Section 3.2.

9.6           Financing.  The Committee may in its discretion provide financing to a Participant in a principal amount sufficient to pay the purchase price of any Award and/or to pay the amount of taxes required by law to be withheld with respect to any Award.  Any such loan shall be subject to all applicable legal requirements and restrictions pertinent thereto, including Regulation G promulgated by the Federal Reserve Board.  The grant of an Award shall in no way obligate the Company or the Committee to provide any financing whatsoever in connection therewith.

SECTION 10

CHANGES IN CAPITAL STRUCTURE

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then (i) the Committee shall make appropriate and proportionate adjustments in the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under this Plan and the exercise or settlement price of such Awards in such manner as the Committee shall determine in order to retain the economic value or opportunity provided immediately prior to the transaction for which the adjustment is made, and (ii) in all cases, unless the terms of such transaction shall provide otherwise, the Committee may make appropriate and proportionate adjustments in the maximum number and type of shares or other securities that may be issued pursuant to such Awards thereafter granted under this Plan.  Notwithstanding anything to contrary in the foregoing, any such adjustment shall be made in such a manner that will not affect the status of any Award intended to be excepted from treatment as nonqualified deferred compensation under Code Section 409A, to qualify as an ISO under Code Section 422 or to be "performance based compensation" under Code Section 162(m).  No fractional interests will be issued under this Plan resulting from any such adjustments.

SECTION 11

CHANGE OF CONTROL

11.1           Effect of Change of Control.  The Committee may through the terms of the Award or otherwise provide that any or all of the following shall occur, either immediately upon the Change of Control or a Change of Control Transaction, or upon termination of the Eligible Employee's employment within twenty-four (24) months following a Change of Control or a Change of Control Transaction:  (a) in the case of an Option, the Participant's ability to exercise any portion of the Option not previously exercisable, (b) in the case of an Incentive Award, the right to receive a payment equal to the target amount payable or, if greater, a payment based on performance through a date determined by the Committee prior to the Change of Control, and (c) in the case of Shares issued in payment of any Incentive Award, and/or in the case of Restricted Stock or Stock Units, the lapse and expiration of any conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award.  The Committee also may, through the terms of the Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award which shall only be effective if, upon the announcement of a Change of Control Transaction, no provision is made in such Change of Control Transaction for the exercise, payment or lapse of conditions or restrictions on the Award, or other procedure whereby the Participant may realize the full benefit of the Award.

11.2           Definitions.  Unless the Committee or the Board shall provide otherwise, "Change of Control" shall mean an occurrence of either of the following events (i) a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person) shares of the Company having thirty (30) percent or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company and be replaced by persons whose appointment or election is not endorsed by the majority of directors before the Transaction.  To the extent that a Participant must consent to the change of this definition, the change will not be effective unless such consent is obtained.  To the extent that a Participant's consent has not been obtained, the definition in effect immediately prior to this amendment shall be controlling with regard to such Participant.

SECTION 12

TAXES

12.1           Withholding Requirements.  The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by the Employee or Participant, as appropriate, of any taxes which it determines are required in connection with any Awards granted under this Plan, and a Participant's rights in any Award are subject to satisfaction of such conditions.

12.2           Payment of Withholding Taxes.  Notwithstanding the terms of Section 13.1 hereof, the Committee may provide in the agreement evidencing an Award or otherwise that all or any portion of the taxes required to be withheld by the Company or, if permitted by the Committee, desired to be paid by the Participant, in connection with the exercise of a Non-qualified Option or the exercise, vesting, settlement or transfer of any other Award shall be paid or, at the election of the Participant, may be paid by the Company withholding shares of the Company's capital stock otherwise issuable or subject to such Award, or by the Participant delivering previously owned shares of the Company's capital stock, in each case having a fair market value equal to the amount required or elected to be withheld or paid.  Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

SECTION 13

AMENDMENTS OR TERMINATION

The Board may amend, alter or discontinue the Plan or any agreement evidencing an Award made under the Plan, but no such amendment shall, without the approval of the shareholders of the Company:

(a)           materially increase the maximum number of shares of Common Stock for which Awards may be granted under the Plan;

(b)           reduce the price at which Options may be granted below the price provided for in Section 6.2;

(c)           reduce the exercise price of outstanding Options;

(d)           after the date of a Change of Control, impair the rights of any Award holder, without such holder's consent, under any Award granted prior to the date of any Change of Control;

(e)           extend the term of the Plan; or

(f)           change the class of persons eligible to be Participants.

SECTION 14

COMPLIANCE WITH OTHER LAWS AND REGULATIONS

The Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.  The Company shall not be required to register in a Participant's name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall, in its sole discretion, determine to be necessary or advisable.  This Plan is intended to constitute an unfunded arrangement for a select group of management or other key employees.

No Option shall be exercisable unless a registration statement with respect to the Option is effective or the Contrary has determined that such registration is unnecessary.  Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any party thereof.

SECTION 15

OPTION GRANTS BY SUBSIDIARIES

In the case of a grant of an Option to any Eligible Employee employed by a subsidiary or affiliate, such grant may, if the Committee so directs, be implemented by the Company issuing any subject Shares to the subsidiary or affiliate, for such lawful consideration as the Committee may determine, upon the condition or understanding that the subsidiary or affiliate will transfer the Shares to the optionholder in accordance with the terms of the Option specified by the Committee pursuant to the provisions of the Plan.  Notwithstanding any other provision hereof, such Option may be issued by and in the name of the subsidiary or affiliate and shall be deemed granted on such date as the Committee shall determine.

SECTION 16

NO RIGHT TO COMPANY EMPLOYMENT

Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual's employment at any time.  The Award agreements may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

SECTION 17

EFFECTIVENESS AND EXPIRATION OF PLAN

The Plan was originally effective in December 1998, the date the Board adopted the Plan.  The Plan was approved by the shareholders of Fluor Corporation on March 9, 1999.  The Plan was amended and restated effective November 30, 2000.  This amendment is effective January 1, 2009.  No Stock Option Award, Restricted Stock Award or Incentive Award shall be granted pursuant to the Plan more than ten (10) years after the original effective date of the Plan.

SECTION 18

DEFERRED COMPENSATION PLAN OMNIBUS PROVISION

Notwithstanding any provision of the Plan or an Award to the contrary, if any Award provided under this Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan and any applicable Award shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A of the Code or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed).  For purposes of Sections 7.3, 8.3, 9.4, 9.5, 10.3, 11, 12.1, 14, and 15, actions taken by the Board or the Committee, as applicable, shall be undertaken in a manner that either (a) will not negatively affect the status of any compensation, benefits or other remuneration intended to be excepted from treatment as deferred compensation subject to Section 409A of the Code, or (b) will otherwise comply with Section 409A of the Code.  In no event shall any member of the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Award to satisfy the requirements of Section 409A of the Code.

SECTION 19

NON-EXCLUSIVITY OF THE PLAN

Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 20

GOVERNING LAW

This Plan and any agreements hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law.  The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.  Any reference in this Plan or in the agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.